Schedule I

Stockholders and Purchase Price Payments

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Entrust Acquires Orion Security Solutions

Acquisition solidifies Entrust’s leadership position in the United States federal government

DALLAS – June 15, 2006 – Today, Entrust, Inc. [NASDAQ: ENTU] (“Entrust”) executed a definitive agreement to acquire Orion Security Solutions (“Orion”), a leading supplier of public key infrastructure services (PKI) to defense-related governmental agencies, such as the Department of Defense (DoD), the United States Marine Corps (USMC) and the National Security Agency (NSA). The “Agreement” is expected to close on June 15, 2006. Already a leader in providing identity and information security to the United States civilian government agencies, this acquisition will add key defense agencies to the Entrust customer base. This addition will extend the company’s overall leadership in the United States government vertical.

Based in McLean, Virginia, Orion Security Solutions has $4 million in annual service revenues and has realized a profit in each of its four years since it was incorporated. Entrust will pay $8 million in cash with an additional one million dollars to be paid over the next two years if established targets are met. Orion’s employees have been integrated into Entrust Cygnacom, a wholly owned subsidiary of Entrust, in McLean, and Orion’s CEO, Santosh Chokhani has assumed the title of Entrust vice president and will serve as a key technical advisor for Entrust’s global government strategy. Assuming that the transaction closes on June 15, 2006, Entrust expects the acquisition to contribute moderately to revenue in the 2nd quarter.

“Entrust currently provides security solutions to over 60 civilian departments and agencies where public key infrastructure continues to increase in importance, accounting for approximately 60 percent of Entrust’s revenue,” said Entrust Chairman, President and Chief Executive Officer Bill Conner. “This is a natural move for us to solidify our leadership position in government while building upon initiatives for ePassports, HSPD12 (Homeland Security Presidential Directive 12), new online services and national ID programs.”

In addition to its footprint in United States defense agencies, Orion brings expertise and experience in building industry vertical PKI bridge architectures, which serve as the trust foundation for enterprise to government communication. It is this extended public key ecosystem that will secure identities and support new services in the future.

“The implementation of public key solutions is spreading around the world, which represents an ideal opportunity to drive global identity architectures building upon key initiatives like ePassports and national ID card programs,” said Orion Founder Dr. Santosh Chokhani. “The combination of Entrust, Orion and Cygnacom will offer the experience, proven track record and combined capabilities to deliver these global initiatives, safeguarding users against key threats such as identity theft and fraud. With this foundation in place, the possibilities for governments, consumers and businesses are significant.”

Orion was founded in 2002 by Dr. Santosh Chokhani, a leader in the PKI and information security industry. Dr Chokhani is an internationally renowned expert in PKI, having made numerous contributions to the X.509 and related standards in the areas of policy, security, and interoperability. Orion provides its world-renowned PKI expertise to USMC, NSA, the National Institute of Standards and Technology, Bio-Pharma, Aerospace Industry, and the Defense Information Systems Agency (DISA).

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

For more information:

Investor Contact:	Media Contact:

David Rockvam	Michelle Metzger
Investor Relations	Media Relations

972-713-5824	972-713-5866
david.rockvam@entrust.com	michelle.metzger@entrust.com

This press release contains forward looking statements relating to commercial services that Entrust Cygnacom expects to release, and the expected benefits of such services, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are competitive pressures, changes in customer requirements, general economic conditions and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Entrust cautions investors that it might not update any or all of the foregoing forward-looking statements.